UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

KUSH BOTTLES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55418	46-5268202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Newport Circle, Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (714) 243-4311

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2017, Kush Bottles, Inc. (the “Company”) and Kim International Corporation, a wholly owned subsidiary of the Company (“Kim”) as borrowers, and all of the Company’s other subsidiaries, as credit parties, entered into a Loan and Security Agreement (as amended, the “Loan Agreement”) with Gerber Finance Inc., as lender (the “Lender”), effective as of November 6, 2017. The Loan Agreement provides a secured revolving credit facility (the “Revolving Line”) in an aggregate principal amount of up to $2.0 million at any time outstanding (the “Maximum Amount”), of which none was drawn as of November 21, 2017. Under the terms of the Loan Agreement, the principal amount of loans, plus the face amount of any outstanding Letters of Credit, at any time outstanding cannot exceed up to 85% of the Company’s eligible receivables minus reserves (the “Borrowing Base Limit”). Under the terms of the Loan Agreement, the Company may also request letters of credit from the Lender (“Letters of Credit”). The proceeds of the loans under the Loan Agreement will be used for working capital and general corporate purposes. The Revolving Line has date of November 6, 2019. Borrowings under the Revolving Line accrues interest at a rate based on the prime rate as customarily defined, plus a margin of 3.0%.

Upon entry into the Loan Agreement, and on each year anniversary of entering into the Loan Agreement prior to the maturity date, the Company must pay Lender a facility fee equal to $30,000. The Company is also required to pay on a monthly basis a collateral monitoring fee equal to $2,500, plus a field examination fee of $950 per person per day, plus related costs, disbursements and expenses, to the extent collateral monitoring includes any field examinations.

The loans under the Revolving Line as evidenced by the Loan Agreement, or the Loans, are guaranteed by all of the Company’s direct and indirect subsidiaries except for Kim, which is a borrower under the Loan Agreement, and secured by substantially all of the Company’s and its subsidiaries’ assets. The Loans are subject to customary restrictive covenants under the Loan Agreement, and financial covenants that require the Company and its subsidiaries to maintain a maximum leverage ratios of 1:00 to 1:00 on a consolidated basis at the end of any fiscal year, and to maintain tangible net worth of greater than $5,000,000 at all times after August 31, 2018. Prepayment of the Loans is allowed by the Loan Agreement at any time during the terms of the Loans. The Loans also contain limitations on our ability to incur additional indebtedness and requires lender approval for future acquisitions and investments.

The Loan Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants defaults, a material adverse change default, bankruptcy and insolvency defaults, cross defaults with certain indebtedness, judgment defaults, and inaccuracies of representations and warranties defaults. Upon the occurrence and during the continuance an event of default, Lender may declare all or a portion of the Company’s outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the agreement. During the existence of an event of default, interest on the obligations could be increased to 5.0% above the applicable interest rate for the Loans.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is included as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Loan and Security Agreement by and among Gerber Finance Inc., Kush Bottles, Inc., Kim International Corporation, Dank Bottles, LLC, KBCMP, Inc. and CMP Wellness, LLC, effective as of November 6, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUSH BOTTLES, INC.
(Registrant)

November 21, 2017	/s/ Nicholas Kovacevich
(Date)	Nicholas Kovacevich Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Loan and Security Agreement by and among Gerber Finance Inc., Kush Bottles, Inc., Kim International Corporation, Dank Bottles, LLC, KBCMP, Inc. and CMP Wellness, LLC, effective as of November 6, 2017.

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